Exhibit 5.1

7800 Rancharrah Parkway
Reno, NV 89511
PH (775) 788-2200 | FX (775) 786-1177
fennemorecraig.com

August 20, 2026

Evolution Petroleum Corporation

1155 Dairy Ashford, Suite 425

Houston, Texas 77079

Re:	Evolution Petroleum Corporation

Ladies and Gentlemen:

We are acting as special Nevada counsel to Evolution Petroleum Corporation, a Nevada corporation (the “Company”), in connection with a prospectus supplement (the “Prospectus”) to a registration statement on Form S-3, Registration No. 333-292785 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the offering under the Securities Act of 1933, as amended (the “Securities Act”), of up to 3,700,000 shares (the “Firm Shares”), and an additional 555,000 shares (the “Option Shares”, and together with the Firm Share, the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), pursuant to the terms of an Underwriting Agreement, as defined below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

For the purpose of rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of such records, documents, instruments and certificates as, in our judgment, are necessary or appropriate to enable us to render the opinions set forth below, including, but not limited to, the following:

A.        The Underwriting Agreement (the “Underwriting Agreement”) dated as of August 18, 2026 between the Company and Roth Capital Partners, LLC, as the Representative of the Several Underwriters named on Schedule I thereto;

B.         The Registration Statement and the Prospectus;

C.        The Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date (collectively, the “Governing Documents”); and

D.        Resolutions adopted by the Board of Directors and the Pricing Committee of the Company with respect to the filing of the Prospectus, the entry into the Underwriting Agreement by the Company, and the issuance and sale of the Shares.

August 20, 2026

We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for the purposes of this opinion. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of rendering this opinion.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, shares of the Common Stock as is necessary to provide for the issuance of the Shares.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada. We express no opinion concerning any securities law or rule.

Based on the foregoing, and in reliance thereon, we are of the opinion that:

1.   The Shares have been duly authorized by the Company for issuance and sale in accordance with the terms of the Underwriting Agreement.

2.   When issued and delivered by the Company in accordance with the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.

We consent to your filing this opinion as an exhibit to the Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. We further consent to the incorporation by reference of this opinion and consent in any prospectus supplement to the Registration Statement filed pursuant to Rule 424(b) under the Securities Act with respect to the Shares. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL/TMOR